American International Petroleum Unable to Make Scheduled Debt Payment on Its 5% Convertible Secured Debenture Due February 18, 2004

HOUSTON, TX -- 02/24/2004 -- American International Petroleum Corporation (OTC: AIPN) (the "Company") announced that the 5-day grace period has expired on the deadline for payment of its approximately $6.8 million in aggregate interest and principal which was due on its 5% convertible secured debenture (the "Debenture") on February 18, 2004. As a result of this default, the holder of the Debenture has the right to demand payment of all amounts outstanding to them, take action to foreclose on its security and to pursue additional recourse against the Company. The Debenture is secured by the Company's Lake Charles Refinery (the "Refinery") in Lake Charles, LA, owned by American International Refinery, Inc. ("AIRI"), a wholly owned subsidiary of the Company.

The holder of the Debenture has advised the Company of its intention to foreclose on the Refinery unless it receives immediate payment of all amounts due under the Debenture or unless the parties reach another mutually satisfactory agreement.

The Company is in discussions with the holder of the Debenture to attempt to reach a mutually satisfactory agreement to avoid foreclosure. The Company and AIRI are considering all viable options, including a financial restructuring plan and the possibility of seeking legal protection from its creditors.

American International Petroleum Corporation is a diversified petroleum company, which through various subsidiaries, is involved in oil and gas exploration and development in Kazakhstan, and owns a 30,000-barrel per day refinery in Lake Charles, Louisiana.

All statements, other than statements of historical fact, included in this press release are forward-looking statements, including, but not limited to, statements identified by the words "may" and similar expressions and statements regarding our business strategy, plans and objectives for future operations. These statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to, our ability to negotiate an acceptable agreement with the holder of our Debenture or achieve an acceptable financial restructuring or reach some other mutually satisfactory agreement for the Company.

Contact:
Michael Dodge
Director Corp Communications
732.741.6250